Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2014, except for the effects of Note 17 and Note 23 as to which the date is December 5, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Actavis plc’s Current Report on Form 8-K dated December 5, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

December 22, 2014